Exhibit 4
OCM Principal Opportunities Fund IV, L.P.
c/o Oaktree Capital Management, L.P.
333 S. Grand Ave., 28th Floor
Los Angeles, California 90071
September 5, 2008
Nevada Chemicals, Inc.
9149 South Monroe Plaza Way, Suite B
Sandy, Utah 84070
Attn: Dr. John T. Day
Gentlemen:
          This Guarantee (this “Guarantee”) is being delivered by OCM Principal Opportunities Fund IV, L.P., a Delaware limited partnership (the “Guarantor”), to Nevada Chemicals, Inc., a Utah corporation (the “Company”), in connection with the execution of that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Cyanco Holding Corp., a Delaware corporation and a wholly-owned indirect subsidiary of Guarantor (“Parent”), Calypso Acquisition Corp., a Utah corporation and a wholly owned direct subsidiary of Parent (“Purchaser”) and the Company, pursuant to which the Purchaser will (x) commence a tender offer for all of the outstanding shares of common stock of the Company, and (y) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.
          The Guarantor and the Company hereby agree as follows:
          1. GUARANTEE. To induce the Company to enter into the Merger Agreement, the Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to the Company due and punctual payment, performance and discharge of all of the obligations of Parent and the Purchaser under the Merger Agreement (the “Obligations”). In furtherance of the foregoing, the Guarantor acknowledges that its liability under this Guarantee shall extend to the Obligations and that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether action is brought against Parent, the Purchaser or any other guarantor or Person, whether Parent, the Purchaser or any other Person is joined in any such action or actions or whether Parent, the Purchaser or any other Person was primarily responsible for causing the payment obligations of Parent or the Purchaser under the Merger Agreement. The Company acknowledges that Parent and the Purchaser have no assets and are not expected to have any assets unless and until such time as Purchaser is required under the Merger Agreement to consummate the Offer in accordance with its terms and accept for payment and pay for Shares tendered pursuant to the Offer.

          2. CHANGES IN OBLIGATIONS; CERTAIN WAIVERS. The Guarantor agrees that the Company may from time to time and at any time on or before the Effective Time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent and the Purchaser for the payment, compromise, extension, discharge, renewal, or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, Parent and the Purchaser without in any way impairing or affecting the Guarantor’s obligations under this Guarantee. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or the Purchaser, whether in connection with the Obligations or otherwise; (b) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or the Purchaser; (c) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or the Purchaser; (d) any change in the corporate existence, structure or ownership of Parent or the Purchaser; (e) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; or (f) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement in accordance with its terms. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and the Purchaser and their counsel in accordance with Section 9.2 of the Merger Agreement), any right to require the marshalling of assets of Parent or the Purchaser, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally (other than fraud or willful misconduct by the Company, defenses to the payment of the Obligations that are available to Parent or the Purchaser under the Merger Agreement or breach by the Company of this Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.
     The Guarantor hereby unconditionally and irrevocably agrees, unless and until all of the Obligations shall have been performed in full, not to exercise any rights that it may now have or hereafter acquire against Parent or the Purchaser that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or the Purchaser, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or the Purchaser, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the performance in full of the Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured.
     The Company is a party to and intended beneficiary of this Guarantee. Except as provided in the preceding sentence, this Guarantee is solely for the benefit of the Company and is not intended to confer any benefits on, or create any rights in favor of, any other Person or entity. This Guarantee may not be amended or waived in any respect without the Guarantor’s and the Company’s prior written consent. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceedings asserting and shall not in any case assert that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Anything to the contrary contained in this Guarantee notwithstanding, the Company hereby agrees that to the extent Parent and the Purchaser are relieved of their obligations to pay monetary damages, if any, under the Merger Agreement in accordance with the terms thereof, the Guarantor shall be similarly relieved of its obligations under this Guarantee.
          3. NATURE OF GUARANTEE. The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or the Purchaser becomes subject to a reorganization, bankruptcy or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations under this Guarantee. In the event that any payment to the Company in respect of an Obligation is rescinded or must otherwise be returned, and is returned, to Parent or the Purchaser in connection with any such proceeding, the Guarantor shall remain liable hereunder with respect to its Obligations as if such payment had not been made. This is an unconditional guarantee of payment, and not merely of collectibility.
          4. NO WAIVER. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof.
          5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:
          (a) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;
          (b) the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof;

          (c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and
          (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee.
          6. NO ASSIGNMENT. Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of such other party (i.e., the Company or the Guarantor, as the case may be).
          7. NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Guarantee shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
if to Guarantor, then to:
OCM Principal Opportunities Fund IV, L.P.
c/o Oaktree Capital Management, L.P.
333 S. Grand Ave., 28th Floor
Los Angeles, California 90071
Attention: Jordon L. Kruse
Facsimile: (213) 830-6394
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Christopher J. Greeno
Facsimile: (312) 861-2200
if to the Company, then to:
Nevada Chemicals, Inc.

9149 South Monroe Plaza Way, Suite B
Sandy, Utah 84070
Attention: Dr. John T. Day
Facsimile: (801)984-0231
with a copy to:
Parr Waddoups Brown Gee & Loveless
Attn: Scott W. Loveless
185 South State St., Suite 1300
Salt Lake City, Utah 84111
Facsimile: (801) 532-7750
          8. CONTINUING GUARANTEE; TERMINATION. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are performed in full. The foregoing notwithstanding, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (other than a termination under circumstances in which Purchaser would be obligated to pay monetary damages pursuant to the Merger Agreement), and (iii) the performance in full of the Obligations by any Person. Notwithstanding the foregoing parenthetical, all obligations of the Guarantor hereunder shall expire automatically 60 days after the termination of the Merger Agreement for any reason, without any further obligations of the Guarantor hereunder, except with respect to claims for payment of monetary damages asserted in writing by the Company against Purchaser prior to the end of such 60-day period. In the event that the Company or any of its affiliates asserts in any litigation or other proceeding relating to this Guarantee or the Merger Agreement that the provisions hereof (including, without limitation, the provisions of Section 1, this Section 8, or Section 9 hereof) are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against the Guarantor or any Representative with respect to the transactions contemplated by this Guarantee or the Merger Agreement, other than the liability of the Guarantor under this Guarantee in accordance with the terms and conditions hereof, then (x) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Guarantee, the Guarantor shall be entitled to recover such payments from the Company, and (z) neither the Guarantor nor any Representative shall have any liability to the Company or any of its affiliates with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement or under this Guarantee.
          9. NO RECOURSE. Anything that may be expressed or implied in this Guarantee notwithstanding, the Company, by its acceptance hereof, acknowledges and agrees that, (a) notwithstanding that the signatory below is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any officer, agent or employee of the Guarantor, its general partner, its management company or any of its co-investors or any partner or member of the Guarantor, its general partner, its management company or its co-investors or any director, principal, officer, employee, partner, affiliate, assignee, or representative of the foregoing (any such Person or entity, a

“Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law (including common law), and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any of the Representatives under this Guarantee or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of or by reason of such obligations or by their creation. Recourse against the Guarantor under this Guarantee shall be the exclusive remedy of the Company and its affiliates against the Guarantor and any of its former, current or future directors, principals, officers, agents, affiliates, general or limited partners, members, managers or stockholders, or against any former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, any litigation or other proceeding or bring any claim arising under, or in connection with, the Merger Agreement or the agreements or transactions contemplated thereby, against the Guarantor or any of its former, current or future directors, principals, officers, agents, affiliates (other than Parent and the Purchaser) or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any affiliate thereof or against any former, current or future directors, principals, officers, agents, affiliates (other than Parent and the Purchaser), employees, general or limited partners, members, managers or stockholders of any of the foregoing, or against any former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, except for claims against the Guarantor under this Guarantee (and solely to the extent necessary to bring a claim under this Guarantee, claims against Parent or the Purchaser under the Merger Agreement). Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give any Person other than the Guarantor and the Company (including any Person acting in a representative capacity) any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein.
          10. GOVERNING LAW. This Guarantee shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles).
          11. JURISDICTION. Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Section 9.2 of the Merger Agreement. Nothing in this Guarantee shall affect the right of any party to this Guarantee to serve process in any other manner permitted by law.
          12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
          13. COUNTERPARTS. This Guarantee may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
          14. COSTS AND EXPENSES. If the Company brings any action or proceeding to enforce any provision of this Guarantee, then the non-prevailing party in such action or proceeding, in addition to any other rights and remedies available to the prevailing party hereunder, will reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding.
          15. NO MODIFICATION WITHOUT CONSENT; ENTIRE AGREEMENT. This Guarantee may not be revoked, withdrawn, terminated, amended or supplemented without the prior written consent of the Guarantor and the Company. This Guarantee constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
(Signature pages follow)

Sincerely,

OCM Principal Opportunities Fund IV, L.P.

By: OCM Principal Opportunities Fund IV GP, L.P.

Its: General Partner

By: OCM Principal Opportunities Fund IV GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Jordon L. Kruse
Name:	Jordon L. Kruse
Its:	Managing Director

By:	/s/ Cass Traub
Name:	Cass Traub
Its:	Director

Acknowledged and accepted:

NEVADA CHEMICALS, INC.

By:
Name:

Its:

SIGNATURE PAGE TO GUARANTEE LETTER